                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-9202
                                                                         ------

                                 The Future Fund
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             (Exact name of registrant as specified in its charter)

               c/o Heinold Asset Management, Inc.; 440 S. LaSalle
                     Chicago, Illinois 60605; (312)663-7900
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Units of Limited Partnership Interests
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all others classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4 (a)(1)(i)  [ ]        Rule 12h-3 (b)(1)(i)   [ ]
            Rule 12g-4 (a)(1)(ii) [ ]        Rule 12h-3 (b)(1)(ii)  [ ]
            Rule 12g-4 (a)(2)(i)  [ ]        Rule 12h-3 (b)(2)(i)   [ ]
            Rule 12g-4 (a)(2)(ii) [ ]        Rule 12h-3 (b)(2)(ii)  [ ]
                                             Rule 15d-6             [ ]


THE REGISTRANT IS NOT CLAIMING ELIGIBILITY FOR TERMINATION OF DUTY TO FILE REPORTS.

Approximate number of holders of record as of the certification or notice date: 576 as of March 31, 1999
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Pursuant to the requirements of the Securities Exchange Act of 1934 The Future Fund has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    August 5, 1999               By:    /s Judith M. Kula
         ---------------                     -----------------
                                      Judith M. Kula, Chief Financial Officer
                                      Heinold Asset Management, Inc.,
                                      General Partner of the registrant

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.